Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2013 (July 29, 2013 as to the effects of the discontinued operations described in Notes 1 and 25), relating to the financial statements of PPG Industries, Inc. included in Form 8-K filed on July 29, 2013, and of our reports dated February 21, 2013, relating to the effectiveness of PPG Industries, Inc.'s internal control over financial reporting and the financial statement schedule included in the Annual Report on Form 10-K of PPG Industries, Inc. for the year ended December 31, 2012. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
July 29, 2013